CONCREIT

HOW IT WORKS | BENEFITS | SAVE + INVEST | EXPERTISE

Earn up to **50x** more than your **savings account**.[†]

Sit back, own buildings, get money.



CONCREIT
$11,200.57
Investment Balance
INVEST NOW
REDEEM
INSTANT INVEST BONUS!
$1000 remaining
Portfolio Investments
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Jennifer S. auto-invested.
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We're currently in private beta. **Join us to get exclusive access**:

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HOW IT WORKS

Simply Tap Into Wealth Street

STEP 1.
Download and invest money.

STEP 2.
We grow your money through an exclusive portfolio of profitable buildings & private loans.

STEP 3.
Add money or transfer out at any time.



Seattle, WA
Multi-Family Apartment
CASH FLOWING
ON-TARGET

Not actual portfolio properties.
Examples of asset types that would be considered.

WHY IT WORKS

Unprecedented Access

World-class Investment Team

Ludicrously Low Minimums

Flexible Commitment

Grow money like the 1%. The majority of us didn't grow up having enough capital to own & receive cash flow from buildings. Let's level the playing field.

Having a private real estate management team shouldn't only be available to the wealthy.

Diversified & Secure Portfolio of Private Assets

Full Transparency

Groundbreaking Technology

IS IT RIGHT FOR YOU?

Predictable, Flexible, yet Concreit

Control your money like a savings account and earn yields like an investment. The world's first hybrid account that lets **you be the bank.**



LOW RISK
HIGH RISK
SAVINGS ACCOUNT
CONSERVATIVE BONDS
COMMERCIAL PROPERTY
RESIDENTIAL PROPERTY
HIGH-YIELD BONDS
DEVELOPED STOCKS
EMERGING STOCKS
You control your money like this.
You earn cash flow from buildings. You also get interest from short-term loans backed by buildings.

	Savings Account	UNMATCHED BALANCE CONCREIT	Private REITs	Public REITs	CRE Marketplaces	Direct Investments
Open to the 99% Non-accredited	✓	✓	✗	✓	✗	✗
Annual Yield	**0.10% - 2.5%**	**5%+**	2018 Average **7.5%**	2018 Average **2.5%**	Targets **7% to 18%+**	Targets **7% to 18%+**
Risk Level	● **Very Low**	● **Low - Medium**	● **Medium - High**	● **Low - High**	● **Medium - Very High**	● **Medium - Very High**
Withdrawal Frequency	**Daily**	**Daily** Transferred Monthly	**Average 3-7 year** Lock Up	**Daily** Possible Trading Volatility	**1 to 10 years** Lock Up	**1 to 25 years** Lock Up
Simplicity	● **Easy**	● **Easy**	● **Involved**	● **Involved**	● **Complex**	● **Complex**
Low Fees	✓	✓	✗	?	✗	?
Minimum	**$5 and up**	**$1**	**$1,000 to $25,000**	**Varies based on Share Price**	**$10,000 and up**	**Varies widely** **Average of $100,000 and up**



INVESTMENT ADVISORY
Over
$10B
Asset Management Experience
TRANSPARENT
Our money is on the line too.
On every deal.
Our process isn't just making the investment, but managing & analyzing it.
INDUSTRY LEADING INVESTMENT PROCESS

OUR INVESTMENT PROCESS

Expertly Managed with Precision & Transparency

Making an investment on your behalf is a rigorous process. Our investment advisory committee has been hand-selected from the best in the industry spanning the disciplines of institutional commercial real estate development, property management, fund management, credit & lending.

Simplified Terms

Targeted

5%

Annual Preferred Return

BONUS Potential

$1			**1%**
Minimum Investment	**Redemptions Transferred Monthly**	**Dividend Reinvestment**	**Low Management Fee**

Save with confidence & watch your wealth grow!

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CONTACT US

Concreit Inc.
1411 4th Ave.
Suite 1000
Seattle, WA 98101

(206) 607-6080

help@concreit.com

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